Exhibit 99.1
Press Release
Stinger Systems Reverse Stock Split Effective
January 20, 2009, Tampa, Fl, Stinger Systems, Inc. (OTC Bulletin Board: STYS) announced today that its previously disclosed 1-for-5 reverse stock split became effective on January 17, 2009. Trading of the Company’s common shares on the split-adjusted basis will begin prior to the market open on January 20, 2009 under the Company’s new CUSIP number of 860837202. The Company’s shares will trade on a reverse split-adjusted basis on the OTC Bulletin Board under the symbol “STYS.OB”, which replaces the previous symbol “STIY.OB”.
As a result of the reverse stock split, every five shares of the Company that were issued and outstanding were converted into one share of the Company, thus reducing the number of the Company’s outstanding common shares from approximately 20.0 million to approximately 4.0 million. Each shareholder will hold the same percentage of the Company’s outstanding common shares immediately following the reverse stock split as he or she held immediately prior to the reverse stock split, except for adjustments for fractional shares resulting from the reverse stock split. Fractional shares created as a result of the reverse stock split will be paid out in cash by the Company. Shareholders of record will receive a letter with additional information regarding the reverse stock split from the Company’s transfer agent, Colonial Stock Transfer.
ABOUT STINGER SYSTEMS
Stinger Systems, Inc., a leading provider of electro-stun technologies, develops and sells a broad array of products utilizing advanced electro sparc-pulsed technology to police, corrections, and security sectors worldwide. http://www.stingersystems.com.
FORWARD-LOOKING STATEMENTS
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Stinger Systems’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the risks described in Stinger Systems’ filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Stinger Systems undertakes no obligation to update or revise the information contained therein.